EX-23.a.10
RESOLUTIONS ADOPTED DECEMBER 3, 2007 AMENDING THE AMENDED AND
RESTATED AGREEMENT AND DECLARATION OF TRUST OF NATIONWIDE
VARIABLE INSURANCE TRUST,
A DELAWARE STATUTORY TRUST, DATED SEPTEMBER 30, 2004 AS AMENDED
AND RESTATED OCTOBER 28, 2004
WHEREAS, in accordance with the terms and provisions of Section 1 and Section 6 of Article III of the Trust’s Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (hereinafter, the “Amended Declaration of Trust”), the Trust’s Board of Trustees has determined that it is in the best interest of the Trust to establish and designate new series of shares, and new classes of said new shares, of the Trust, so as to add the following Funds to the Trust: (i) the Nationwide NVIT Socially Responsible Fund; (ii) the Nationwide NVIT Multi Cap Opportunities Fund; (iii) the Nationwide NVIT U.S. Real Estate Fund; (iv) the Nationwide NVIT Conservative Fund-of-Funds; (v) the Nationwide NVIT Moderately Conservative Fund-of-Funds; (vi) the Nationwide NVIT Balanced Fund-of-Funds; (vii) the Nationwide NVIT Moderate Fund-of-Funds; (viii) the Nationwide NVIT Capital Appreciation Fund-of-Funds; (ix) the Nationwide NVIT Moderately Aggressive Fund-of-Funds; (x) the Nationwide NVIT Aggressive Fund-of-Funds; (xi) the Nationwide NVIT Mid Cap Value Fund; and (xii) the Nationwide NVIT Short-Term Bond Fund (collectively, the “New Funds”).
NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Trustees of the Trust hereby establishes and designates the following new series of shares of the Trust:
Nationwide NVIT Socially Responsible Fund
Nationwide NVIT Multi Cap Opportunities Fund
Nationwide NVIT U.S. Real Estate Fund
Nationwide NVIT Conservative Fund-of-Funds
Nationwide NVIT Moderately Conservative Fund-of-Funds
Nationwide NVIT Balanced Fund-of-Funds
Nationwide NVIT Moderate Fund-of-Funds
Nationwide NVIT Capital Appreciation Fund-of-Funds
Nationwide NVIT Moderately Aggressive Fund-of-Funds
Nationwide NVIT Aggressive Fund-of-Funds
Nationwide NVIT Mid Cap Value Fund
Nationwide NVIT Short-Term Bond Fund
RESOLVED FURTHER, that each share of each class of each of the New Funds shall hereby have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Amended Declaration of Trust for the other series of the Trust; except that:

a.	The investment objective and strategies of the New Funds may differ from those of the other series and only the shareholders of the New Funds shall have the right to vote on matters relating solely to the New Funds; and

b.	The shares of the New Funds shall initially be designated as Class Basic, Class I, and Class II as authorized in the Amended Declaration of Trust, and as described in the materials presented at this Meeting and only the shareholders of a particular class of the New Funds shall have the right to vote on matters relating solely to said class; and

c.	The Trustees may designate such other variations as the Trustees deem to be necessary and appropriate.
* * * * * *
WHEREAS, Nationwide Fund Advisors (“NFA”), the investment adviser of the Nationwide NVIT International Growth Fund (the “Fund”), at the Special Meeting of the Board of Trustees of Nationwide Variable Insurance Trust (“NVIT”) held on November 9, 2007, requested Board approval to file preliminary registration statements with the SEC with respect to the Fund; and
WHEREAS, NFA recommends the addition of Class III and Class VI shares to the Fund; and
WHEREAS, the Board of Trustees has reviewed and considered: (i) that NVIT historically maintains share classes in international and global funds that impose redemption fees to deter short-term trading; and (ii) share Classes III and VI will have the same proposed 12b-1 fees and administrative services fees as apply to Class I and Class II shares, respectively, but will also include redemption fees; and
WHEREAS, in accordance with the terms and provisions of Section 1 and Section 6 of Article III of the Trust’s Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (the “Amended Declaration of Trust”), the Trust’s Board of Trustees has previously determined that it is in the best interest of the Trust to establish and designate new series of shares, and new classes of said new shares, of the Trust, so as to add the Fund.
NOW THEREFORE, BE IT HEREBY RESOLVED, that the Board of Trustees, based upon the information and analysis provided by, and the recommendation of, NFA, hereby approves, establishes and designates the new Class III and Class VI shares to the Fund; and it is

RESOLVED FURTHER, that each share of each class of each of the Fund shall hereby have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Amended Declaration of Trust for the other series of the Trust; except that:
a.	The investment objective and strategies of the Fund may differ from those of the other series and only the shareholders of the Fund shall have the right to vote on matters relating solely to the Fund; and

b.	The new shares of the Fund shall initially be designated as Class III and Class VI as authorized in the Amended Declaration of Trust, and as described in the materials presented at this Meeting and only the shareholders of a particular class of the Fund shall have the right to vote on matters relating solely to said class; and

c.	The Trustees may designate such other variations as the Trustees deem to be necessary and appropriate.